Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement Form S-8 of Nuverra Environmental Solutions, Inc. of our report dated April 14, 2017 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Nuverra Environmental Solutions, Inc.’s ability to continue as a going concern), relating to the consolidated financial statements of Nuverra Environmental Solutions, Inc., appearing in the Annual Report on Form 10-K of Nuverra Environmental Solutions, Inc. for the year ended December 31, 2017.

/s/ Hein & Associates LLP

Denver, Colorado

June 6, 2018